Exhibit 99.1

WRAP Appoints Tom Smith as
Chief Executive Officer

New Governance Enhancements to Include the Future Appointment of
Two New Independent Directors

TEMPE, Ariz., March 8, 2021 (GLOBE NEWSWIRE) -- WRAP Technologies, Inc. (NASDAQ: WRAP) ("WRAP" or the “Company”), a global leader in innovative public safety technologies and services, today announced that Tom Smith has been appointed as the Company’s Chief Executive Officer. Mr. Smith had been serving as WRAP’s interim Chief Executive since October 27, 2020. He joined WRAP in March 2019 as the Company's President and increased sales by 460% in 2020, selling WRAP’s remote restraint public safety device to 36 countries to date.

WRAP also announced that the Company plans to appoint two new independent directors to the Board within 45 days.

Scot Cohen, WRAP’s co-founder and Executive Chairman, commented: “With nearly 30 years serving law enforcement and public safety, we feel Tom’s experience as an industry veteran and proven leader position him for success in serving as WRAP's Chief Executive Officer. As the co-founder and former President and Chairman of TASER International, Tom has demonstrated the ability to lead an organization through rapid growth.”

“I am excited to continue leading this company and by the opportunity this exceptional team has in front of them to make lasting changes to public safety,” said CEO Tom Smith. “We are a global company dedicated to improving safety in our communities through de-escalation and the avoidance of excessive use of force. In continuing to work closely with law enforcement agencies and other stakeholders, I am optimistic that WRAP will help create a new era of policing and crisis response."

Today’s announcements stem from the Board’s discussions and ongoing engagement with WRAP’s stockholders. This includes significant support from Elwood “Woody” G. Norris, who is also the Company’s co-founder and Chief Technology Officer. The Company and Mr. Norris have reached an agreement, which, among other things, sets forth the management change and future appointment of two new independent directors to the Board and includes customary standstill and voting provisions that will be filed on a Form 8-K with the Securities and Exchange Commission.

Mr. Norris added: “I look forward to seeing WRAP move forward to meet its full potential. Tom is an energetic visionary with a unique ability to lead and inspire rigorous growth, as evidenced by the level of talent he’s been able to attract since joining WRAP. Having worked with Tom since his appointment as President in 2019, I have complete confidence in his ability to lead WRAP while maintaining alignment with our core mission of providing solutions that enable safer outcomes for both police and the communities they serve."

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About Wrap Technologies

WRAP Technologies (Nasdaq: WRAP) is a global leader in innovating public safety technologies and services that deliver advanced solutions focused on avoiding escalation. The BolaWrap® Remote Restraint device, WRAP’s first product, is a patented, hand-held device that discharges a Kevlar® tether to temporarily restrain from a safe distance. Through many field uses and growing adoption by agencies across the globe, BolaWrap is proving to be an effective tool to safely detain persons without injury. WRAP Reality, the Company’s virtual reality training system, is an immersive training simulator and comprehensive public safety training platform designed to empower first responders with the necessary knowledge to perform in the field. WRAP’s headquarters are located in Tempe, Arizona. For more information, please visit wrap.com.

Trademark Information

BolaWrap and Wrap are trademarks of WRAP Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: statements regarding the Company’s overall business; total addressable market; and, expectations regarding future sales and expenses. Words such as “expect”, “anticipate”, “should”, “believe”, “target”, “project”, “goals”, “estimate”, “potential”, “predict”, “may”, “will”, “could”, “intend”, and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to successful implement training programs for the use of its products; the Company’s ability to manufacture and produce product for its customers; the Company’s ability to develop sales for its new product solution; the acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company’s product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the ability to obtain export licenses for countries outside of the US; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company’s ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contacts

For Investors:

Wrap Technologies, Inc.
Paul M. Manley
VP – Investor Relations
(612) 834-1804
pmanley@wrap.com

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